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                                                                   EXHIBIT 18.1

Southwestern Life Corporation
500 North Akard Street
Dallas, Texas 75201





We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have read management's justification for the change in accounting method for assessing the recoverability of excess cost of investments in subsidiaries over net assets acquired from an actuarial projection of undiscounted future earnings of the applicable insurance subsidiaries (excluding excess cost amortization) over the remaining useful life, to an actuarial projection of the same future earnings discounted using an economic rate of return (13%), contained in the Company's Form 10-K for the year ended December 31, 1994. Based on our reading of the data and discussions with Company officials of the business judgment and business planning factors relating to the change, we believe management's justification to be reasonable. Accordingly, in reliance on management's determination as regards elements of business judgment and business planning, we concur that the newly adopted accounting method described above is preferable in the Company's circumstances to the method previously applied.



                                      Coopers & Lybrand L.L.P.

March 30, 1995
Dallas, Texas